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                                                                    EXHIBIT 4.10

                                CORECOMM HOLDCO
                              ASSUMPTION OF EACH OF
                    WARRANT NO. CCL-1A AND WARRANT NO. CCL-1B
                                   ISSUED TO
                              CHASE SECURITIES INC.
                                  TO PURCHASE
                   SHARES OF COMMON STOCK OF CORECOMM LIMITED

         As part of the merger of CoreComm Merger Corp., a Delaware corporation, with and into CoreComm Limited, a Delaware corporation (the "Company"), which will result in Limited becoming a wholly-owned subsidiary of CoreComm Holdco, Inc., a Delaware corporation ("Holdco"), and pursuant to each of Warrant No. CCL-1A, dated April 12, 2001, and Warrant No. CCL-1B, dated April 12, 2001 (together, the "Warrants"), that you currently hold to purchase shares of common stock of the Company, Holdco will assume the due and punctual observance and performance of each and every covenant and condition of the Warrants to be performed and observed by the Company, as well as all of the obligations and liabilities under the Warrants. The Warrants will automatically be converted into warrants to purchase the number of shares of common stock of Holdco, at the exercise prices, set forth in the officer's certificate attached hereto as Annex A, which shares of Holdco common stock Holdco agrees to provide upon exercise of the Warrants.

         This assumption agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. All actions or proceedings arising in connection with this assumption agreement shall be tried and litigated only in the federal or state courts located in the County of New York, State of New York, which shall have exclusive jurisdiction of for the purpose of any such action or proceeding.

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         IN WITNESS WHEREOF, the undersigned has duly executed this assumption of warrants as of this 1st day of July, 2002.

                                    CORECOMM HOLDCO, INC.

                                    By: /s/ Michael A. Peterson
                                       ---------------------------------
                                       Name: Michael A. Peterson
                                       Title: Executive Vice President -
                                              Chief Operating Officer and
                                              Chief Financial Officer

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